UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
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TILRAY, INC.
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This Schedule 14A filing consists of the following communications (the “Communications”) from Tilray, Inc., a Delaware corporation (“Tilray”) to its stockholders, relating to Tilray’s Special Meeting of Stockholders originally scheduled to be held on July 29, 2021, subsequently adjourned to August 19, 2021, and further adjourned to September 10, 2021. This Schedule 14A should be read in conjunction with the proxy statement filed with the U.S. Securities and Exchange Commission on or about June 25, 2021.

The following Communication was first made to Tilray’s stockholders on September 3, 2021.

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Benzinga Video Transcript

Interview: Welcome everyone very excited to present to you an interview with Irwin D. Simon the chairman and CEO of Tilray Irwin thank you for joining us.

Irwin: How are you thank you for having me

Interviewer: I’m good, absolutely Irwin it’s a pleasure to have you with us very excited to discuss the shareholder letter you sent out mapping out 4 billion in revenue reiterating the need for shareholders to vote the lender detailed your strategic vision 4 billion in revenue mapped out in a plan for the company and encouraging all shareholders to vote for initiatives in support of that vision. So, Irwin I’d like to kick it off and just ask you why it is so important for all shareholders to vote on this initiative.

Irwin: So, number one you know when we did our reverse merger with Tilray at the end of the day there was very few shares left shareholders voted for the deals but they didn’t at that time vote to increase shares and with that you know listen from a company that’s growing the way Tilray is. Well, it’s important that we have shares you look at you know companies out there whether it’s Tesla whether it was GameStop um whether it was Apple all these you know Uber you have to have shares to be able to issue and whether it’s to do acquisitions. Ultimately if you know we needed to raise money which we don’t need to do but it’s important that you have shares in your treasury to be able to go out there and utilize and today you know Tilray has no shares to be able to use for acquisitions. If we wanted to buy something if we ever did need to raise money etc. For acquisition so that that’s what the importance is and you know it’s been difficult because on one hand we have such a large retail shareholder base and reaching their shareholder base but it’s given me the opportunity to get out to talk to the shareholders and tell them what we’re doing let them know what we’re doing. Listen we have over 450 million shares outstanding, so we need about 225 million shareholders to approve this so it’s a lot of shareholders and you know it’s a lot of work to get out there and get it done but it’s worth it and we’re just about there.

Interviewer: Wonderful Irwin you gave us some great insight into why this transaction why this this initiative matters so much but can you tell us a little bit more just about the industry’s geographic footprint operational scale?

Irwin: I’m in the leadership position in Canada as well the complete portfolio of product offerings can you give us a little bit of insight into some of those parts of the business, so you know my plan has been to build the largest consumer cannabis company in the world. Fortunately, we have a really good foothold in Canada with about a 16% share my objective is to get to a 30% share and that is going to be through new products new distribution bringing over new users. If there is an acquisition that needs to be made up there then we would do an acquisition so you know the objective is to grow the Canadian market and get it to a billion dollars in size through the ways I just talked about.

In Europe you know very similar there’s many countries in Europe where medical cannabis is approved adult-use is not approved and not legal yet I think you’re going to continuously see a couple things in Europe. You’re going to see other countries opening up and approving medical cannabis for the use for certain medical conditions. Also, all I think you’ll start to see countries like Germany, Portugal, maybe Spain Israel that will approve adult use. So, I see major opportunities for us in Europe and you know today we have a facility in Portugal a facility, in Germany and you know we’re well instituted into those regions with infrastructure people brands etc.

In the US we have our SweetWater beer which is our 420 brand which is a great beer with our ipa or 420s our hazy brands are red and a lot of exciting alcoholic drinks and one day hopefully they will be infused with CBD or infused with THC. I come back and say that is the next White Claw or the Truly of the world and we’ve seen the growth in the vodka seltzers. We also have a company called Manitoba harvest and which is a food-based company with infusions of hemp derivative and ultimately, we’re looking to do more in that area. Just recently you know two weeks ago we announced an investment through buying notes from Gotham Green into MedMen. I think is one of the best brands out there in the cannabis industry in the us which is a retailer that has licenses in 21 states, that has 21 licenses out there has 25 stores going to 30. So, to get to my $4 billion plan you we’re going to need stock to do acquisitions we’re going to need stock you know to grow in the US which is the big wild card out there from a legalization standpoint. The question is do we buy options on MSOS similar to what we did with MedMen and hopefully upon legalization we own them, or do we buy other adjacencies companies that would contribute EBITDA today would contribute sales. You ultimately know they will be adjacencies, or they will be product lines that will connect with cannabis once legalization happens there’s a strong plan in place what we own today. There’s a plan in place of what we could acquire today and then there’s a plan in place of what could happen when legalization does happen.

Interviewer: Well certainly a lot of growth to look forward to based on this initiative and these votes coming in you’re at 49 of the vote now you’re looking to get to 50.1 percent and you give us as we close out quickly here just an idea of why it is so important even with all the reasons that you’ve laid out to get to that 50.1 percent of the vote and then also how people can go in and vote for this initiative as well as you continue to make the final rush towards this last milestone and getting this pushed across the finish line.

Irwin: So you know with that um you know what’s important is this here we need shares to get to my four billion dollar plan we need it. My plan is to build as I said at the beginning the largest consumer package good company in the cannabis space and with that we will create a lot of additional value for shareholders if I don’t have shares you know I’m going to be held back and what I can do. That’s why it’s important and I think what shareholders have to realize is this here just because we’re authorized to use the shares it’s not dilution you’re not being diluted. I mean ultimately the shares are in our treasury and until the shares are used and hopefully we’re using the shares for accretive deals and deals that are part of our growth plan so that’s what’s important. I think you know what’s important also is educating you know our investors and our shareholders why it’s important for them to have a vote and it’s not just me deciding this here it’s a shareholders company. It’s you get to make these decisions and that’s what’s important that you vote and make your decision and you know we ultimately get to the place which is important for shareholders and you know the support for till ray the you know it’s again if you’ve not and you cannot find a ballot please call our proxy solicitor and let them help you they can be reached at 833-497-7395 and that’s toll free in US and Canada.  It’s important to get out it’s like an election it’s important to get out during an election to vote for your congressman your senator, mayor, and council. It’s important you know as shareholders you’ve invested your money here and it’s important to get out to vote you know for where Tilray will be going

Interviewer: Excellent well thank you so much for joining us and sharing all this certainly looking forward to as I said seeing all the growth and the accomplishments, you’ll be able to achieve as you move forward Irwin D. Simon chairman and CEO thank you so much for joining us.

Irwin: Thank you so much and I look forward to coming back and talking all about it.

Forward-Looking Statements

Certain statements in this communication that are not historical facts constitute forward-looking information or forward-looking statements (together, “forward-looking statements”) under Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be subject to the “safe harbor” created by those sections and other applicable laws. Forward-looking statements can be identified by words such as “forecast,” “future,” “should,” “could,” “enable,” “potential,” “contemplate,” “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “project,” “will,” “would” and the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the need for an increase in authorized shares of common stock from 743,333,333 shares to 990,000,000 shares and the potential negative impacts to the Company if the corresponding proposal is not approved; and the Company’s ability to lead the cannabis industry and lead the U.S. market when legalization allows.  Certain material factors, estimates, goals, projections or assumptions were used in drawing the conclusions contained in the forward-looking statements throughout this communication. Many factors could cause actual results, performance or achievement to be materially different from any forward-looking statements, and other risks and uncertainties not presently known to the Company or that the Company deems immaterial could also cause actual results or events to differ materially from those expressed in the forward-looking statements contained herein. For a more detailed discussion of these risks and other factors, see Tilray’s most recently filed Annual Report on Form 10-K (and other periodic reports filed with the SEC) of Tilray made with applicable securities regulatory authorities and available on SEDAR and EDGAR. The forward-looking statements included in this communication are made as of the date of this communication and the Company does not undertake any obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise unless required by applicable securities laws.